As filed with the Securities and Exchange Commission on April 18, 2023 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENFIT S.A.
(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Parc Eurasanté
885, avenue Eugène Avinée
59120 Loos, France

(Address of principal executive offices)
_____________________________________

2019 BSA Plan
2021, 2022 and 2023 Free Share (AGA) Plans
2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 Share Option Plans
____________________________________
(Full title of the plans)
Corporation Service Company
19 West 44th Street, Suite 200
New York, NY 10036
+1 800 927 9801

(Name, address, including zip code, and telephone number of agent for service)
Copies to:

Marc A. Recht Brian F. Leaf Katie A. Kazem Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 +1 617 937 6000	Bertrand Sénéchal Linklaters LLP 25 rue de Marignan 75008 Paris, France +33 1 56 43 56 43

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents By Reference.
The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by GENFIT S.A. (the “Registrant”), are hereby incorporated by reference into this Registration Statement:

(a)     the Registrant’s annual report on Form 20-F (File No. 001-38844) for the fiscal year ended December 31, 2022, filed with the Commission on April 18, 2023; and

(b)     the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 22, 2019 (File No. 001-38844) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description, including Exhibit 2.3 to the Registrant's Annual Report on Form 20-F (File No. 001-38844) for the year ended December 31, 2022 filed with the Commission on April 18, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the Commission. Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.
The Registrant has obtained directors and officers liability insurance for its directors and officers, which includes coverage against liability under the Securities Act. The Registrant has entered into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.
These agreements may discourage shareholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Articles of Association of GENFIT S.A. (English translation)	20-F	001-38844	1.1	April 18, 2023
4.2	Form of Deposit Agreement	F-6	333-230265	4.1	March 14, 2019
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)	F-6	333-230265	4.1	March 14, 2019
5.1+	Opinion of Linklaters LLP
23.1+	Consent of Ernst & Young et Autres, independent registered public accounting firm.
23.2+	Consent of Linklaters LLP (included in Exhibit 5.1).
24.1+	Power of Attorney (included on the signature page of this Form S-8).
99.1	Summary of 2019 BSA Plan	20-F	001-38844	4.3	May 27, 2020
99.2	Summary of 2021 Free Shares (AGA) Plan	20-F	001-38844	4.5	April 29, 2022
99.3	Summary of 2022 Free Shares (AGA) Plan	20-F	001-38844	4.5	April 18, 2023
99.4	Summary of 2023 Free Shares (AGA) Plan	20-F	001-38844	4.6	April 18, 2023
99.5	Summary of 2016, 2017 and 2018 Share Option Plans	F-1	333-229907	10.3	February 27, 2019
99.6	Summary of 2019 Share Option Plans	20-F	001-38844	4.7	May 27, 2020
99.7	Summary of 2020 Share Options Plans	20-F	001-38844	4.8	April 27, 2021
99.8	Summary of 2021 Share Option Plans	20-F	001-38844	4.9	April 29, 2022
99.9	Summary of 2022 Share Option Plans	20-F	001-38844	4.11	April 18, 2023
99.10	Summary of 2023 Share Option Plan	20-F	001-38844	4.12	April 18, 2023
107+	Filing Fee Table

____________________________
+ Filed herewith.

Item 9.    Undertakings.
(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii)  do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Loos, France, on the 18th day of April, 2023.
GENFIT S.A.
By: /s/ Pascal Prigent
Name: Pascal Prigent
             Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pascal Prigent and Laurent Lannoo, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Pascal Prigent	Chief Executive Officer (Principal Executive Officer)	April 18, 2023
Pascal Prigent

/s/ Thomas Baetz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 18, 2023
Thomas Baetz

/s/ Jean-François Mouney	Chairman of the Board of Directors	April 18, 2023
Jean-François Mouney

/s/ Xavier Guille Des Buttes	Vice-Chairman of the Board of Directors	April 18, 2023
Xavier Guille Des Buttes

/s/ Eric Baclet	Director	April 18, 2023
Eric Baclet

/s/ Steven Hildeman	Director	April 18, 2023
Steven Hildeman, representative of Ipsen

/s/ Katherine Kalin	Director	April 18, 2023
Katherine Kalin

/s/ Catherine Larue, Ph.D	Director	April 18, 2023
Catherine Larue, Ph.D

/s/ Anne-Hélène Monsellato	Director	April 18, 2023
Anne-Hélène Monsellato

/s/ Florence Séjourné	Director	April 18, 2023
Florence Séjourné, representative of Biotech Avenir

/s/ Jean-François Tiné	Director	April 18, 2023
Jean-François Tiné

SIGNATURE OF THE AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GENFIT S.A. has signed this registration statement on Form S-8 on this 18th day of April, 2023.

GENFIT CORP

By: /s/ Dean Hum
Name: Dean Hum
Title: President